Exhibit 99.2
Molecular Insight Pharmaceuticals
Conference Call Script
Third Quarter 2007 Conference Call
November 12, 2007
OPERATOR:
Good morning, and welcome to the Molecular Insight Pharmaceuticals third quarter 2007 financial results conference call. My name is Shequana and I will be the operator on today’s call. I will now turn the call over to David Barlow, Chairman and CEO of Molecular Insight.
DAVID BARLOW:
Thank you, Shequana. Good morning. I appreciate you all joining us today for our quarterly conference call. I am David Barlow, Chairman and CEO of Molecular Insight. With me today are John Babich, our President and CSO; John McCray, our Chief Operating Officer; Donald Wallroth, our Chief Financial Officer, who joined us in August; and Priscilla Harlan, our Vice President of Corporate Communications and Investor Relations. Before moving forward, it is important to let you know that we will be making forward-looking statements on today’s call. Priscilla is going to go over a brief safe harbor statement, and then we’ll proceed with the rest of the call.
PRISCILLA HARLAN:
Thanks, David. Hello, everyone.
Those who are on the Webcast may want to turn to Slide number 2, Forward-looking Statements.

This is a reminder that statements on this call that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about the development of Azedra, Onalta, Zemiva and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this information to reflect events or circumstances after the date hereof.
I’ll now turn the call back to David.
DAVID BARLOW:
Thanks, Priscilla. At this point, I will review the very exciting news that we announced on Friday, November 9th, regarding our $150 million bond financing and John McCray will provide further details on the transaction. After that, Don Wallroth will briefly summarize our financial results for the third quarter. John Babich will then review additional clinical milestones that we’ve completed over this time period. I will then review some additional operational milestones that we have recently achieved and also what we expect to accomplish as a company over the next 12 to 18 months. At that time, we will open up the call to you all for a question and answer period.
As we announced last Friday, we are extremely pleased to have priced our oversubscribed $150 million bond financing. In evaluating several financing options relative to our business needs and market conditions, we concluded that this transaction was ideally suited to provide the capital necessary to fund our product development plans, while minimizing dilution to our current shareholders. We anticipate that the $150 million raised in this financing should provide us with sufficient capital to fund the company through our first product launch, including expenses related to continued clinical progress on our robust pipeline of molecular imaging and targeted molecular radiotherapeutic candidates. Our pipeline programs continue to be at or ahead of schedule.
I’m now delighted to turn this call over to John McCray, our Chief Operating Officer. John played a critical role throughout the process of our high-impact bond transaction, and will provide some additional details of the financing.
JOHN MCCRAY.
Thank you, David.
For those on the Webcast, the next slide is number 3, Highlights of Bond Financing.
As David mentioned, the gross proceeds from this financing are $150 million, with net proceeds of $139.9 million after repayment of lender notes and fees and expenses are deducted. The bonds are standard and have no convert features.

They have a five-year maturity date and bear a coupon equivalent to the LIBOR, or London Bank Inter-Bank Offer Rate, plus eight percent, as determined on a quarterly basis. The placement is due in 2012 to a syndicate of institutional investors. Warrant coverage is 18 percent on a fully diluted, post-money bases with an exercise price of $5.87. The bonds are redeemable by Molecular Insight, at its option, beginning November 16, 2008. Further details of the funding are available in 8-K filing documents which are expected to be publicly available on the SEC website this week.
DAVID BARLOW:
Thanks, John. Don Wallroth, our CFO, who was also critical to achieving our bond financing, will now highlight our financial results for the third quarter.
DON WALLROTH:
Good morning, everyone, and thanks, David.
As we outlined in today’s press release, Molecular Insight’s third quarter 2007 net loss was $13.2 million, or $0.53 per share, and total revenues for the third quarter of 2007 were $317,000. At September 30, 2007, our cash and cash equivalents were $38.7 million.
R&D expenses totaled $9.8 million in the quarter, as compared to $4.0 million for the same period last year. This increase was primarily due to increased costs associated with the trials for Azedra and Zemiva, increased preclinical development costs and compensation-related expenses associated with an expanded R&D team. G&A expenses were $4.2 million for the third quarter of 2007, compared to $2.5 million in the third quarter of the prior year, primarily due to the increased compensation expense including stock-based compensation, increased legal fees, increased recruiting and relocation fees, increased communications, sales and marketing expenses and increased insurance expenses. These increases were primarily a result of both additional services and expenses related to our new public company legal and reporting requirements following our initial public offering in the first quarter of 2007, and additional outside services to support accounting and finance personnel in the third quarter of 2007.
In summary, as of September 30, we had a cash, cash equivalents and investments balance of $38.7 million. When that amount is combined with the net proceeds of $139.9 million from our $150 million bond financing just discussed, we anticipate that we will have sufficient capital to fund the company through our first product launch.
I will now turn the call over to John Babich.
JOHN BABICH:
Thanks, Don. I’d like to review the significant progress we made in the third quarter towards advancing our robust product pipeline on or ahead of schedule. For those on the Webcast, please turn to slide number 4. Recent Clinical Highlights.
•	Molecular Insight presented positive results of the Azedra Phase 1 dosimetry trial at the European Association of Nuclear Medicine meeting in October. As you may know, Azedra has Orphan Drug and Fast Track status from the U.S. FDA and is our lead targeted radiotherapeutic for the treatment of neuroendocrine tumors. The presentation also highlighted the benefits of our proprietary Ultratrace technology in improving the safety and efficacy profile this of targeted radiotherapeutic candidate through eliminating cold contaminants commonly found in conventional products;
•	In September, we presented the positive results of a study designed to develop and validate a Zemiva Normals reference database making use of gender-based images and cardiac ischemia risk parameters. The data were presented as a poster presentation at the American Society of Nuclear Cardiology, or ASNC, meeting. Zemiva, currently in a planned pivotal registration trial, is our lead molecular imaging pharmaceutical candidate for the detection of cardiac ischemia in the emergency department setting.

•	Importantly, at the ASNC meeting we also presented positive quantitative data from the prospective quantitative analysis of the Zemiva Phase 2b clinical trial using the validated Normals reference database. The data demonstrated that Zemiva compares favorably to published performance parameters of approved cardiac blood flow tracers used to detect cardiac ischemia and heart attack. The comparison indicated that Zemiva demonstrated strong sensitivity and negative predictive value for the rule-in/rule-out of patients having heart attacks and cardiac ischemia. Zemiva scans were positive in 100% of patients with elevated troponins, the serum biomarker for heart attack diagnosis that typically requires 6 to 12 hours to reach measurable levels in a patient’s blood.
•	In October, we presented positive data on Trofex, our prostate cancer imaging program, at the annual AACR-NCI-EORTC “Molecular Targets and Cancer Therapeutics” meeting. Trofex is our molecular imaging pharmaceutical for the detection and staging of prostate cancer that targets prostate-specific membrane antigen. In the study presented, we compared the tumor and normal tissue kinetics of our two lead product candidates, which are both scheduled to progress into an exploratory IND in the first half of 2008.
I’ll now turn the call back to David.
DAVID BARLOW:
Thanks, John. For those of you on the Webcast, please turn to slide number 5, Recent Operational Highlights.
We have achieved several key operational milestones in the quarter and recently, including
•	Completing the strategic purchase of our commercial-scale radiopharmaceutical manufacturing facility in Denton, TX on October 1;

•	Appointing Donald Wallroth as our Chief Financial Officer; and

•	Electing Dr. Scott Gottlieb, ex-Deputy Director of the FDA, to our Board of Directors. In addition to his work with the FDA, Dr. Gottlieb has also served as a senior official at the Centers for Medicare and Medicaid Services (CMS).

Clearly, we had a very productive third quarter and we have strong confidence in continuing the development of our robust portfolio of targeted cancer radiotherapeutics and molecular imaging pharmaceuticals.
I’ll now review our clinical milestones for the next 12 t0 18 months. Those on the Webcast may want to turn to slide number 6.
In the first half of 2008 we expect to:
•	Complete Azedra’s Phase 1 dose-ranging clinical trial in pheochromocytoma patients;

•	Initiate Azedra’s key neuroblastoma clinical trial;

•	Complete Zemiva’s planned pivotal registration trial that is currently underway;

•	Initiate Trofex’s Phase 1 dosimetry trial for the detection of prostate cancer;

•	Initiate Onalta’s additional Phase 1 dosimetry trial. Onalta is our somatostatin receptor-targeted molecular radiotherapeutic peptide for the treatment of neuroendocrine tumors; and

•	Initiate Solazed’s Phase 1 dosimetry trial. Solazed is our small molecule targeted radiotherapeutic for the treatment of malignant melanoma.
In the second half of 2008 we expect to:
•	Initiate Azedra’s planned Phase 2 pivotal trial;

•	Initiate Zemiva’s planned confirmatory Phase 3 pivotal trial; and

•	Complete Trofex’s dosimetry trial.

We clearly have a lot of activity planned for the coming year and we believe that this will be an exciting time for Molecular Insight. This now concludes our prepared remarks, so I’d like to open up the floor to questions from our audience.